                                                                      EXHIBIT 8

                                                                October 2, 1995

TCI Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

Gentlemen:

  Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") filed by Tele-Communications, Inc., a Delaware corporation (the "Parent"), and TCI Communications, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering from time to time of (i) senior, senior subordinated or subordinated debt securities of the Company (the "Debt Securities"), (ii) such indeterminate number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "Parent Stock"), as may be issued from time to time upon conversion of any of the Debt Securities being registered that are issued as convertible Debt Securities, and (iii) guarantees, if any, of Debt Securities by Parent (the "Guarantees").

  We refer to the Registration Statement, including the prospectus (the "Basic Prospectus") forming a part of the Registration Statement and to the prospectus supplement thereto included in the Registration Statement (the "Prospectus Supplement" and, together with the Basic Prospectus, the "Prospectus") relating to the offering of a series of the Company's senior Debt Securities designated as its "Medium-Term Notes, Series C Due From Nine Months or More From Date of Issue" (the "Medium-Term Notes"). The Medium-Term Notes will be denominated in U.S. Dollars or, subject to the filing pursuant to Rule 424(b) under the Act of an additional supplement to the Prospectus (a "Multi-Currency Prospectus Supplement"), in one or more foreign currencies or foreign currency units.

  In connection therewith, we have examined, among other things, the Registration Statement and the Prospectus, and we have conducted such research as we have deemed necessary or appropriate for the purpose of this opinion. We are also familiar with the discussion in the Prospectus Supplement appearing under the caption "Certain United States Tax Considerations".

  Based on the foregoing, we are of the opinion that the summary in the Prospectus under the caption "Certain United States Tax Considerations" correctly describes the material United States federal income tax consequences of the ownership of Medium-Term Notes denominated in U.S. Dollars as of the date hereof.

  Except as stated above, we express no opinion with respect to any other matter including, without limitation, any additional tax consequences specific to the ownership of Medium-Term Notes denominated in one or more foreign currencies or currency units. We understand that any additional material United States federal income tax consequences that are specific to the ownership of Medium-Term Notes denominated in one or more foreign currencies or currency units will be summarized in a Multi-Currency Prospectus Supplement relating to such Medium-Term Notes. We are furnishing this opinion to you solely in connection with the offering, issuance and sale of the Medium-Term Notes in the manner described in the Prospectus and subject to your taking any other necessary actions in connection therewith including the filing with the Securities and Exchange Commission of one or more pricing supplements to the Prospectus, and this opinion is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent.

  We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          BAKER & BOTTS, L.L.P.